Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PHASE III MEDICAL INC.

               (Under Section 242 of the General Corporation Law)

         The undersigned, being the President of Phase III Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby amend and certify as follows:

         1. That the name of the Corporation is PHASE III MEDICAL INC.

         2. The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendment which was set forth in a resolution adopted by the board of directors and adopted by the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the Delaware General Corporation Law to increase the number of authorized shares of Common Stock.

         3. To accomplish this amendment the first paragraph of Article FOURTH of the Certificate of Incorporation, as amended, is restated in its entirety as follows:

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is FIVE HUNDRED FIVE MILLION (505,000,000) shares consisting of (i) Five Hundred Million (500,000,000) shares of Common Stock of the par value of $.001 per share and (ii) Five Million (5,000,000) shares of Preferred Stock of the par value of $.01 per share.

         4. Article FIRST of the Certificate of Incorporation, as amended, is hereby amended to change the name of the corporation as follows: "The name of the Corporation is PHASE III MEDICAL, INC."

         IN WITNESS WHEREOF, the undersigned being a duly elected officer of the Corporation, has executed this Certificate of Amendment and affirms the statements herein contained on this 8th day of August 2005.

                             PHASE III MEDICAL INC.

                              By: /s/ Mark Weinreb
                                  Mark Weinreb, President